Exhibit 99.1

Sevion Therapeutics Reports First Quarter 2016 Financial Results

SAN DIEGO, CA – November 17, 2015 – Sevion Therapeutics, Inc. (“Sevion” or the “Company”)(OTCQB: SVON), a biopharmaceutical company which discovers, develops and acquires next-generation biologics for the treatment of cancer and immunological diseases, today reported financial results for the fiscal quarter ended September 30, 2015 (“First Quarter 2016”).

“During the first fiscal quarter of 2016, we have continued to focus our efforts and resources on our proprietary antibody discovery technology platforms,” said David Rector, Chief Executive Officer of Sevion. “We continue to improve our platform technology while looking at high-potential in-licensing and partnerships opportunities that fit with our therapeutic areas of interest and primary scientific focus.”

On October 22, 2015, Dr. Vaughn Smider, MD, PhD, Chief Scientific Officer gave an invited oral presentation entitled “Engineering Cow Antibodies with Ultralong CDRs” at the GTC Protein Discovery Summit conference in Boston, MA.

Fiscal First Quarter 2016 Financial Results

For the quarter ended September 30, the Company reported $37,500 revenue versus no revenue a year ago, which consisted of amortization of deferred revenue related to the Company’s on-going collaboration and option agreement to discover antibodies using Sevion’s spatially addressed library platform.

Research and development expenses for the first quarter of fiscal 2016 were $0.6 million compared to $2.1 million for the first fiscal quarter of 2015. The decrease was primarily due to the prior year’s acquisition of Fabrus, Inc., in May 2014, and the write-off of clinical trial materials due to the suspension of the Company’s clinical trial program.

General and administrative expenses were $0.6 million for the first fiscal quarter of 2016 compared to $0.8 million for the comparable year-ago first quarter.

The loss applicable to common shares for the first fiscal quarter of 2016 was $0.3 million, or $(0.02) per share, compared with a loss applicable to common shares for the first fiscal quarter of 2015 of $5.2 million, or $(0.38) per share. This decrease in the loss applicable to common shares was primarily the result of the decrease in research and development expenses and patents and clinical trial materials written off in the prior year quarter, partially offset by non-cash income due to the change in fair value of warrant and stock right liability related to the most recent financing.

As of September 30, 2015, the Company had cash and cash equivalents of $3.4 million, compared to cash and cash equivalents of $3.3 million as of June 30, 2015. The Company believes that it has sufficient funds to maintain operations through June 2016.

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About Sevion Therapeutics

Sevion Therapeutics is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s antibody technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For investors contact:

James Schmidt

Sevion Therapeutics

858-909-0749

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SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	June 30,
	2015	2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,354,869	$3,334,626
Prepaid expenses and other current assets	299,286	395,100

Total Current Assets	3,654,155	3,729,726

Equipment, furniture and fixtures, net	153,855	185,948
Acquired research and development	9,800,000	9,800,000
Goodwill	5,780,951	5,780,951
Security deposits	50,770	50,770

TOTAL ASSETS	$19,439,731	$19,547,395

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$174,356	$232,033
Accrued expenses	398,812	408,705
Other current liabilities	102,324	137,778

Total Current Liabilities	675,492	778,516

Warrant and stock right liabilities	2,233,267	2,502,047
Deferred tax liability	3,920,000	3,920,000
Other liabilities	105,832	122,038

TOTAL LIABILITIES	6,934,591	7,322,601

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $0.01 par value, authorized 5,000,000 shares
Series C shares 235,004 and 235,837 issued and outstanding, respectively
(liquidation preference of $2,350 and $2,358 at September 30, 2015
and June 30, 2015, respectively)	2,350	2,358
Series A 10,297 shares issued and 380 shares outstanding
(liquidation preference of $399,000 and $399,000 at September 30, 2015
and June 30, 2015, respectively)	4	4
Common stock, $0.01 par value, authorized 500,000,000 shares, issued and outstanding 20,387,809 and 18,752,813 at September 30, 2015
and June 30, 2015, respectively	203,878	187,528
Capital in excess of par	119,810,996	119,217,880
Accumulated deficit	(107,512,088)	(107,182,976)

Total Stockholders' Equity	12,505,140	12,224,794

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,439,731	$19,547,395

See Notes to Condensed Consolidated Financial Statements

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SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended Ended September 30
	2015	2014

Licensing Revenue	$37,500	$-

Operating expenses:
General and administrative	587,273	774,600
Research and development	601,583	2,120,156
Impairment and write-off of patents	-	2,290,836

Total operating expenses	1,188,856	5,185,592

Loss from operations	(1,151,356)	(5,185,592)

Other non-operating income (expense)
Change in fair value of stock right	22,334	-
Change in fair value of warrant liability	948,561	-
Interest income (expense) - net	(282)	1,785

Net loss	(180,743)	(5,183,807)

Preferred dividends	(148,369)	(14,500)

Loss applicable to common shares	(329,112)	(5,198,307)

Other comprehensive loss	-	-

Comprehensive loss	$(329,112)	$(5,198,307)

Basic and diluted net loss per common share	$(0.02)	$(0.38)

Basic and diluted weighted-average number of common shares outstanding	20,006,451	13,846,361

See Notes to Condensed Consolidated Financial Statements

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